Extension Agreement

February 27, 2002

eMerge Interactive, Inc.
10305 102nd Terrace
Sebastian, Florida 32958

Re:    Financing and Warrant Purchase Agreement dated as of August 24, 2001

Gentlemen:

This letter is submitted by the undersigned in connection with the Financing and Warrant Purchase Agreement made as of August 24, 2001 (the “Warrant Agreement”), by and among Safeguard Delaware, Inc., ICG Holding, Inc, and Biegert, Inc., a Wyoming s-corporation (collectively, the “Investors”), and eMerge Interactive, Inc., a Delaware corporation (the “Company”).

In connection with the Warrant Agreement, the Investors have agreed to provide letters of credit enhance the collateral for the company’s credit facility. In consideration for the Investors providing the letters of credit, the Company has agreed among other things to grant to the Investors certain warrants.

In connection with the Warrant Agreement, the Investors have agreed to provide letters of credit to enhance the collateral for the Company’s credit facility. In consideration for the Investors providing the letters of credit, the Company has agreed among other things to grant to the Investors certain warrants.

The Warrant Agreement provides that in the event the Company has not provided written notice to the Investors on or before February 28, 2002, that states that the Company no longer desires or requires that the Investors continue to maintain their letters of credit, the Company will issue to the Investors warrants that are exercisable for up to an aggregate amount of 764,328 shares of common stock (the “B Warrants”).

Subsequent to the establishment of the Company’s credit facility, the Company has substantially reduced its reliance on the credit facility through alternative financing mechanisms. However, the Company’s lender has not yet released the requirement that the Investors’ maintain their respective letters of credit. As a result of the Company’s reduced reliance on the credit facility, the credit exposure of the Investors has been substantially reduced.

In consideration of this reduction of credit exposure, the Investors agree to extend the warrant issuance date under the Warrant Agreement for the B Warrants until March 31, 2002, pending further discussions with the Company’s lender regarding the release of the Investors’ letters of the credit; provided, however, that this extension will only be effective to the extent the Company’s borrowings under the credit facility do not exceed the amount of funds held in the lockbox associated with credit facility, the Company will promptly issue the B Warrants to the Investors upon the written demand of any investor.

The parties have executed this letter as of the date first set forth above.

TH	E INVESTORS:

Saf	eguard Delaware, Inc.

By	: /s/ CHRISTOPHER J. DAVIS
Na	me: Christopher J. Davis
Tit	le: CFO

Ad	dress for Notices:
800	The Safeguard Building
435	Devine Park Drive
Wa	yne, PA 19087-1945
Att	n: Christopher Davis
Te	lecopy:

ICG	Holdings, Inc.

By	: /s/ RICHARD G. WHITE
Na	me: Richard G.White
Tit	le: Managing Director

Ad	dress for Notices:
100	Lake Drive, Suite 4
Pen	cader Corporate Center
Ne	wark, DE 19702
Att	n: General Manager
Te	lecopy: 302-292-3972

Wi	th a copy to:

Int	ernet Capital Group, Inc.
435	Devon Park Drive
Bu	ilding 600
Wa	yne, PA 19087
Att	n: General Counsel
Te	lecopy: 610-989-0112

Bie	gert, Inc.:

By	: /s/ JEFF BIEGERT
Na	me: Jeff Biegert
Tit	le: President

Ad	dress for Notices:
2713 Dover Drive
Laramie, Wy. 82072

Att	n:
Te	lescopy: 307-742-3629

The terms and conditions of this letter are acknowledged as of date of this letter by the undersigned:

THE COMPANY:

eMerge Interactive, Inc.

By:	/s/ REID JOHNSON
Name:	REID JOHNSON
Title:	CFO

Address for Notices:
10305 102nd Terrace
Sebastian, Florida
Attn:                Chief Financial Officer
Telecopy:        (772) 581-7570

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